UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

FirstEnergy Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

IMPORTANT INFORMATION
FirstEnergy Corp. (“FirstEnergy”) filed a definitive proxy statement in connection with its 2010 annual meeting of shareholders with the Securities and Exchange Commission on April 1, 2010. FIRSTENERGY SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT CAREFULLY, AS IT CONTAINS IMPORTANT INFORMATION. Shareholders are able to obtain additional copies of FirstEnergy’s definitive proxy statement and any other documents filed by FirstEnergy with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of FirstEnergy’s definitive proxy statement are also available for free at FirstEnergy’s Internet website at www.firstenergycorp.com/ir or by writing to the Corporate Secretary, FirstEnergy Corp., 76 South Main Street, Akron, Ohio 44308-1890.
INFORMATION REGARDING PARTICIPANTS
Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of FirstEnergy’s shareholders is available in FirstEnergy’s definitive proxy statement filed with the Securities and Exchange Commission on April 1, 2010.

(The following letter will be mailed by FirstEnergy Corp.
to certain institutional holders of its common stock)
Anthony J. Alexander Letterhead

May 3, 2010
Dear Shareholder:
     Although 2009 was a challenging year for our industry and our company, FirstEnergy achieved strong results while taking aggressive steps to better position our company for future growth.
     Our company increased its financial strength and flexibility by enhancing its liquidity position, achieving record cash from operations, reducing capital spending and lowering operations and maintenance expenses. We improved the reliability and efficiency of our regulated operations, including top-decile performance of our bulk transmission assets, and we reached significant milestones in our competitive business by completing the transition to open markets for generation in Ohio and securing a 20-year license extension from the Nuclear Regulatory Commission for our Beaver Valley Power Station.
     We believe the actions taken in 2009 better position our company for the expected increase in demand for electricity as the economy recovers. While 2010 is likely to be another challenging year, we believe we are strongly situated to capitalize on future opportunities.
     Additionally, you may be interested to know that our financial performance and shareholder returns over the past four years once again earned our company recognition from Public Utilities Fortnightly magazine. In 2009, the publication ranked FirstEnergy sixth in its annual list of the nation’s 40 Best Energy Companies. We also were honored by Institutional Investor magazine, which listed FirstEnergy as the country’s fifth-most Shareholder-Friendly Company in the energy category in 2009, based on the opinions of buy-side analysts and portfolio managers.
     In spite of our strong performance, certain voting advisory firms, based on their own voting policies, have recommended that votes be withheld from our Board’s existing director nominees at our upcoming Annual Meeting of Shareholders on May 18, 2010. This could be particularly significant in light of the NYSE’s new voting rules, since many of our retail holders can no longer rely on their brokers to vote on their behalf. I ask that you vote in favor of our director nominees, especially considering the outstanding leadership they have provided in supporting our ongoing success.
     I appreciate your consideration of our position on this issue, as well as your support of FirstEnergy and our leadership team. If you would like to discuss this matter, or any other issue regarding our Annual Meeting, please feel free to contact our Vice President and Corporate Secretary, Rhonda Ferguson, at 330-384-5620.

Sincerely,

/s/ Anthony J. Alexander

Anthony J. Alexander